Exhibit 5.1

Tulchinsky-Stern & Co., Law Offices

14 Abba-Hillel Road, Ramat-Gan, Israel 52506

January 22, 2004

Teva Pharmaceutical Industries Limited

5 Basel Street

Petach Tikvah 49131

Israel

Ladies and Gentlemen:

We have acted as Israeli counsel for Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Company”), and were asked to give our opinion in connection with the Donald Panoz Non-Statutory Stock Option Agreement (the “Panoz Agreement”), the SICOR Inc. Amended and Restated 1990 Stock Plan (the “1990 Plan”) and the SICOR Inc. Amended and Restated 1997 Long Term Incentive Plan (the “1997 Plan,” and together with the Panoz Agreement and the 1990 Plan, the “Plans”), which the Company assumed pursuant to that certain merger agreement, dated October 31, 2003, by and among the Company, SICOR Inc., and Silicon Acquisition Sub, Inc., as amended on November 25, 2003 (the “Merger Agreement”). In that regard, and pursuant to the terms of the Merger Agreement, the Company is filing a registration statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission to register the offering and sale of 2,167,886 ordinary shares, par value NIS 0.1 per share, of the Company to be issued under the Plans to employees of the Company or its affiliates. The ordinary shares of the Company to be registered under the Plans (the “Shares”) may be represented by the Company’s American Depositary Shares (“ADSs”) under the Deposit Agreement, dated as of February 12, 1997 (the “Deposit Agreement”), among the Company, The Bank of New York, as depositary, and the holders from time to time of the Company’s ADSs. The Shares are issuable to certain employees of subsidiaries of the Company, upon the exercise of options granted to such employees under the Plans.

We have been informed by the Company that: the Shares to be issued upon the exercise of options granted or to be granted under the Plans will be newly issued ordinary shares of the Company (“Newly Issued Shares”) or Shares purchased by the Company or its subsidiaries in the open market or from a subsidiary of the Company (“Issued and Outstanding Shares”).

We have received from the Company, and have examined, the Plans, the relevant information regarding the Deposit Agreement and such documents, corporate records, certificates of public officials and other agreements, instruments or opinions (the “Documentation”), that we think are necessary for the purpose of rendering the opinions set forth below. Furthermore, we are relying on the Company’s assurance as to the veracity of all signatures and the authenticity of all the Documentation.

On the basis of the foregoing, we are of the opinion that:

1.	The Issued and Outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable.

2.	The Newly Issued Shares have been duly and validly authorized. Upon the granting of options under the Plans in accordance with the terms of the Plans, and their due exercise by option holders under the terms of the Plans, as adjusted pursuant to the Merger Agreement, and the applicable option agreements issued pursuant to and consistent with the Plans, the Newly Issued Shares will be duly authorized, validly issued, fully paid and non-assessable.

3.	The Deposit Agreement has been duly authorized, executed and delivered by the Company.

4.	Under the choice of law or conflict of laws doctrines of Israel, a court, tribunal or other competent authority sitting in Israel has discretion, but should apply to any claim or controversy arising under the Deposit Agreement the law of the State of New York, which is the local law governing the Deposit Agreement designated therein by the parties thereto, provided there are no reasons for declaring such designation void on the grounds of public policy or on the grounds of being contrary to Israeli law.

We do not purport to be an expert on the laws of any jurisdiction other than the laws of Israel, and we express no opinion herein as to the effect of any other laws.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Shares, as represented by ADSs, pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours,

/s/ Tulchinsky-Stern & Co.

Tulchinsky-Stern & Co., Law Offices